THIS PURCHASE AGREEMENT BETWEEN:

BYWATER RESOURCES INC.

Howard Hughes Center

6080 Center Drive

6th Floor

Los Angeles, California 90045

Attention: Rolf Harms, President

and

GILLIAN WELLS

Suite 302 15015 Victoria Avenue

White Rock, BC

V4B 3W1

RE: SALE AND ACQUISITION OF THE CARTER 1 MINERAL CLAIM,

VANCOUVER ISLAND BRITISH COLUMBIA, CANADA

The following terms and conditions are applicable for the sale of one mineral claim near Port Alice, British Columbia, Canada by Gillian Wells (herein after referred to as “GW”) to Bywater Resources Inc. (herein after referred to as “BRI”). Both GW and BRI agree to the following:

a)

GW will transfer title to the CARTER 1 mineral claim listed in Exhibit “A” and outlined in Exhibit “B” to BRI within 90 days of this agreement. This claim is a contiguous hard rock mineral claim covering 515.797 hectares.

b)

GW will provide to BRI within 10 days of this agreement a geological report summarizing the mineral claim, particulars of recent sampling and geological investigation, copies of all records, a budget for further work and recommendations, and all other information and material relevant to a geological report requisite for filing with the regulatory bodies.

c)

GW will ensure that the claims shall be maintained in good standing for up to 10 months from the date of agreement and can provide geological consulting services for the claim. All assessment work is the responsibility of BRI.

d)

GW shall sell 100% (one hundred percent) interest in the claims to BRI subject to a 2½% Net Smelter Royalty (NSR) for a total of $40,000.00 which is due and payable. 1½% of the NSR can be acquired for $1.0 million within 12 months from commencement of commercial production. Advance royalties of $25,000 shall be paid annually commencing 48 months from date of signature of this agreement.

e)

If BRI fails to make the advance royalty payments on the 48 month anniversary of the signature of this agreement, as described in (d) above, then BRI agrees to transfer ownership of the subject mining claims to GW within no less than a 10 day period.

BRI shall:

i)	Pay $40,000 to GW on or before February 28, 2006.
ii)	Provide the name and number of an individual or a corporate Free Miner Certificate to transfer the claims into.

By signature witnessed below, the undersigned hereby acknowledge that they have read and understood and agree to the aforementioned terms.

Dated at Vancouver, British Columbia, Canada this 6th day of February, 2006.

_______________________________	_____________________________
per Bywater Resources Inc	Gillian Wells

Witness	Witness

_____________________________	_____________________________

_____________________________	_____________________________
Print name	Print Name

Footnotes to Agreement

1)	All dollar figures are denoted in the currency of the United States of America.

2)	The total to be paid by BRI to GW, or his agents or appointed third parties, for the claims is $40,000 inclusive of assessment.

3)

To maintain claims in British Columbia annual assessment work is required of $4.00 per hectare (CDN) in year 1-3 per claim, followed by $8.00 per hectare thereafter. There is a filing fee of $0.40 per hectare.

4)	Attached is the definition of NSR.

Advance Royalty Payments means from time to time payments to the Optionor by the Optionee before Commencement of Commercial Production of Minerals.

Commencement of Commercial Production, with respect to Minerals, as the case may be, means:

(a)

if a mill is located on the subject property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed Mineral from the Property at 60% of its rated capacity; or

(b)

if no Mill is located on the Property, the last day of the first period of thirty (30) consecutive days during which Mineral has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues; or

No period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up will be taken into account in determining the date of Commencement of Commercial Production.

Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrates sold by the Optionee.

Net Smelter Return means, for any period the difference between:

(a)	the sum of:
(i)

the gross proceeds received by the Optionee in that period from the sale of Minerals produced from the property to a party that is arm’s length to the Optionee, or that would have been received by the Optionee if the purchase of the Minerals were at arm’s length to the Optionee; and

(ii)

in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

and

(b)	the sum of:

(i)	all amounts paid on account of Advance Royalty Payments;
(ii)	any insurance costs in connection with shipping such Minerals;
(iii)	any costs of transport;

(iv)	all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;
(v)	the costs of marketing, adjusted for rebates or allowance made or given;
(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and
(vii)

any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Net Smelter Royalty means the percentage of Net Smelter Return from time to time payable to the Optionor after Commencement of Commercial Production from the sale of Minerals.

EXHIBIT A:

Mineral Claims

EXHIBIT B:

Claim Map

Map created Mon Apr 04 11:17:03 PDT 2005

Legend
DON 2
510123
ICEFIELD
ICEFIELD
1km
Scale: 1:50,000
DO NOT USE FOR NAVIGATION